Exhibit 4.3.11

TENTH SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 11, 2011
to
INDENTURE
dated as of September 22, 2005
among
MOLSON COORS CAPITAL FINANCE ULC,
as Issuer,
THE GUARANTORS NAMED THEREIN,
as Guarantors,
and
COMPUTERSHARE TRUST COMPANY OF CANADA
as Canadian Trustee

THIS TENTH SUPPLEMENTAL INDENTURE, dated as of November 11, 2011 (this “Supplemental Indenture”), to the Indenture dated as of September 22, 2005, as supplemented by the First Supplemental Indenture and Second Supplemental Indenture thereto, each dated as of September 22, 2005, the Third Supplemental Indenture thereto dated as of April 10, 2007, the Fourth Supplemental Indenture thereto dated as of February 1, 2008, the Fifth Supplemental Indenture thereto dated as of May 23, 2008, the Sixth Supplemental Indenture thereto dated as of June 27, 2008, the Seventh Supplemental Indenture thereto dated as of June 30, 2008, the Eighth Supplemental Indenture thereto dated as of December 25, 2010, and the Ninth Supplemental Indenture thereto dated as of March 8, 2011 (collectively, the “Original Indenture” and, together with this Supplemental Indenture (the “Indenture”), among Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company (the “Company”), Molson Coors Brewing Company, a Delaware corporation (the “Parent”), Coors Brewing Company, a Colorado corporation, Molson Coors International LP, a Delaware limited partnership, CBC Holdco LLC, a Colorado limited liability company, MCBC International Holdco, Inc., a Colorado corporation, Molson Coors International General, ULC, a Nova Scotia unlimited liability company, Coors International Holdco, ULC, a Nova Scotia unlimited liability company, Molson Coors Callco ULC, a Nova Scotia unlimited liability company, Molson Canada 2005, a Canadian partnership, MC Holding Company LLC, a Colorado limited liability company, CBC Holdco 2 LLC, a Colorado limited liability company, and Newco3, Inc., a Colorado corporation (collectively, the “Guarantors”), and Computershare Trust Company of Canada, a trust company duly incorporated and existing under the laws of Canada, as successor to The Canada Trust Company, as Canadian Trustee (the “Canadian Trustee”).
WHEREAS, the Company, the Guarantors and the Canadian Trustee are authorized to enter into this Supplemental Indenture pursuant to Section 9.01 of the Original Indenture.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
That the parties hereto hereby agree as follows:
Section 1.    Defined Terms; Rules of Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.
Section 2.    Additional Subsidiary Guarantor. Newco3, Inc. hereby agrees to guarantee payment of the Securities as a Subsidiary Guarantor, on the same terms and conditions as those set forth in Article 10 of the Original Indenture.
Section 3.    Ratification of Original Indenture: Supplemental Indentures Part of Original Indenture. Except as expressly amended or supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of any Securities heretofore or hereafter authenticated and delivered pursuant thereto shall be bound hereby. Except only insofar as the Original Indenture may be inconsistent with the express provisions of this Supplemental Indenture, in which case the terms of this Supplemental Indenture shall govern and supersede those contained in the Original Indenture, this Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Original Indenture were contained in one instrument.

Section 4.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 5.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
Section 6.    Concerning the Canadian Trustee. In carrying out the Canadian Trustee’s responsibilities hereunder, the Canadian Trustee shall have all of the rights, protections, and immunities which the Canadian Trustee possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Canadian Trustee assumes no responsibility for their correctness. The Canadian Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS CAPITAL FINANCE ULC
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

GUARANTORS:	COORS BREWING COMPANY
	By:	/s/ Julio Ramirez Julio Ramirez VP, Taxation, and Treasurer

MOLSON COORS BREWING COMPANY
	By:	/s/ Julio Ramirez Julio Ramirez VP, Treasurer, Tax & Strategic Finance

CBC HOLDCO LLC
	By:	CBC HOLDCO 2 LLC, Managing Member
	By:	/s/ Julio Ramirez Julio Ramirez VP, Taxation and Treasurer

MOLSON COORS INTERNATIONAL LP
	By:	MOLSON COORS INTERNATIONAL GENERAL, ULC, Its General Partner
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

MOLSON COORS INTERNATIONAL GENERAL, ULC
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

COORS INTERNATIONAL HOLDCO, ULC
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

MOLSON COORS CALLCO ULC
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

MOLSON CANADA 2005
	By:	/s/ E. Jay Wells E. Jay Wells Chief Financial Officer

MC HOLDING COMPANY LLC
	By:	/s/ Julio Ramirez Julio Ramirez VP, Taxation and Treasurer

CBC HOLDCO 2 LLC
	By:	CBC HOLDCO LLC, Managing Member
	By:	/s/ Julio Ramirez Julio Ramirez VP - Taxation and Treasurer

NEWCO3, INC.
	By:	/s/ Julio Ramirez Julio Ramirez Treasurer

CANADIAN TRUSTEE:	COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee
	By:	Name: Title:
	By:	Name: Title: